                                                                    EXHIBIT 99.1

                           UNION PLANTERS CORPORATION
                         401(K) RETIREMENT SAVINGS PLAN
                            FINANCIAL STATEMENTS AND
                             ADDITIONAL INFORMATION

                           UNION PLANTERS CORPORATION
                         401(K) RETIREMENT SAVINGS PLAN
                 FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
                           DECEMBER 31, 2000 AND 1999

                                                                                                        Page
                                                                                                        ----
Report of Independent Accountants ..................................................................       2
FINANCIAL STATEMENTS

   Statements of Net Assets Available for Benefits .................................................       3

   Statements of Changes in Net Assets Available for Benefits ......................................       4

   Notes to Financial Statements ...................................................................     5-9

ADDITIONAL INFORMATION*

   Schedule of Assets Held for Investment Purposes at December 31, 2000 ............................      10

   Schedule of Reportable Transactions for the Year Ended December 31, 2000 ........................      11

* All other schedules required by the Department of Labor Rules and Regulations are omitted because they are not applicable or the required information is included in the financial statements or accompanying notes.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrative Committee of the Union Planters Corporation 401(k)
Retirement Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Union Planters Corporation 401(k) Retirement Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

February 8, 2001

                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                          DECEMBER 31,
                                                                  ------------------------------
                                                                      2000              1999
                                                                  ------------      ------------
ASSETS
  Investments, at fair value
     Short-term investments ................................      $ 23,049,364      $ 24,746,401
     Guaranteed investment contracts .......................         5,685,218         5,536,760
     Common stock ..........................................        84,800,427        88,793,890
     Equity common trust funds .............................        98,981,614       100,372,228
     Fixed income common trust funds .......................        29,072,678        25,306,112
     Notes receivable from participants ....................         1,028,875         1,166,001
                                                                  ------------      ------------

          Total investments ................................       242,618,176       245,921,392

Cash .......................................................           868,128                --
Accrued interest and dividends receivable ..................           235,443           108,410
                                                                  ------------      ------------

          Total assets .....................................       243,721,747       246,029,802
                                                                  ------------      ------------

LIABILITIES
  Due to brokers ...........................................                --            10,500
                                                                  ------------      ------------

          NET ASSETS AVAILABLE FOR BENEFITS ................      $243,721,747      $246,019,302
                                                                  ============      ============

--------------------

The accompanying notes are an integral part of these financial statements.

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                  ------------------------------
                                                                      2000              1999
                                                                  ------------      ------------
INVESTMENT INCOME
  Interest and dividends ...................................         7,660,164      $  4,730,106
  Net (depreciation) appreciation in the
     fair value of investments (Note 4) ....................       (23,153,945)       16,966,121
                                                                  ------------      ------------

          Net investment (loss) income .....................       (15,493,781)       21,696,227
                                                                  ------------      ------------

CONTRIBUTIONS AND ROLLOVERS
  Employee contributions ...................................        20,034,596        16,998,512
  Employer contributions ...................................         9,488,737         8,140,922
  Rollovers of assets (Note 5)
     Cash ..................................................           665,195         6,333,252
     Common stock of Union Planters Corporation ............            57,545           528,580
                                                                  ------------      ------------

          Total contributions and rollovers ................        30,246,073        32,001,266
                                                                  ------------      ------------

OTHER RECEIPTS .............................................           790,510           574,881
                                                                  ------------      ------------

          Total additions ..................................        15,542,802        54,272,374
                                                                  ------------      ------------

DISBURSEMENTS
  Payments to participants .................................       (34,746,446)      (31,151,296)
                                                                  ------------      ------------

          Total disbursements ..............................       (34,746,446)      (31,151,296)
                                                                  ------------      ------------

NET ASSETS AVAILABLE FOR BENEFITS
  Net (decrease) increase ..................................       (19,203,644)       23,121,078
  Mergers of other plans (Note 1) ..........................        16,906,089        79,171,964
  At beginning of year .....................................       246,019,302       143,726,260
                                                                  ------------      ------------

  At end of year ...........................................      $243,721,747      $246,019,302
                                                                  ============      ============

--------------------

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying financial statements of Union Planters Corporation (the "Corporation") 401(k) Retirement Savings Plan (the "Plan") are prepared using the accrual basis of accounting.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Actual results could differ from these estimates.

         BASIS OF PRESENTATION

         During the year ended December 31, 2000, various plans of the Corporation's subsidiaries were merged with the Plan as follows:

                                                                                   NET ASSETS AT
                         PLAN NAME                                   MERGER DATE    MERGER DATE
------------------------------------------------------------         -----------   -------------
Merchants Bancshares, Inc. Employee Savings Plan ...........           7/01/00      $  3,006,705
Republic National Bank of Miami 401(k) Plan ................           7/01/00         1,138,433
Capital Bancorp 401(k) Plan ................................           7/01/00        12,572,692
                                                                                    ------------

                                                                                    $ 16,717,830
                                                                                    ============

         In addition to the above plan mergers, a residual transfer of $188,259 was received from the First State Bank, Inc. Employee Stock Ownership Plan during 2000.

         During the year ended December 31, 1999 various plans of the Corporation's subsidiaries were merged with the Plan as follows:

                                                                                   NET ASSETS AT
                         PLAN NAME                                   MERGER DATE    MERGER DATE
------------------------------------------------------------         -----------   -------------
AMBANC Retirement and Savings Plan .........................           7/09/99      $ 10,602,476
First State Bank, Inc. Employee Stock Ownership Plan .......           9/30/99         5,026,721
First National Bank & Trust of Corbin 401(k) Plan ..........           9/30/99         2,389,090
Magna Group, Inc. Savings and Stock Investment Plan ........           1/01/99        60,139,248
Bank of La Place Employees' 401(k) Plan ....................           5/31/99         1,014,429
                                                                                    ------------

                                                                                    $ 79,171,964
                                                                                    ============

         INVESTMENTS

         Investments of the Plan are stated at fair value determined by quoted prices in an active market, if available. The fair value shown for investments in common trust funds represents the estimated fair value as determined in good faith by the trustees of the funds. Many factors are considered in arriving at fair value; however, the realization value is the primary factor. The Plan recognizes realized gains and losses using the revalued cost method whereby realized gains and losses are calculated on sales proceeds less current value at the beginning of the year or acquisition cost if acquired during the year. Unrealized gains and losses are calculated as the current value of the investment held at the end of the year less the current value at the beginning of the year or acquisition cost if acquired during the year. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis.

         DISTRIBUTIONS PAYABLE

         Benefit payments payable to terminated participants totaling $2,469,840 and $13,431,562 at December 31, 2000 and 1999, respectively, have not been included as liabilities in the accompanying statements of net assets available for benefits.

         Beginning with the Plan year ended December 31, 1994, the option to defer payment of benefits was offered to terminating participants. The following summarizes, by fund, the amount of deferred benefits allocated to participants but not yet distributed at December 31, 2000 and 1999:

                                                                           DECEMBER 31,
                                                                  ------------------------------
                      FUND INFORMATION                                2000              1999
------------------------------------------------------------      ------------      ------------
Money Market ...............................................      $    287,829      $    351,733
Fixed Income ...............................................           140,476           158,978
Balanced ...................................................         1,000,433         1,531,699
Equity .....................................................         1,226,943         1,408,628
Growth & Income ............................................           359,958           168,094
Bond .......................................................            11,771            12,965
Common Stock ...............................................             1,366         4,639,005
                                                                  ------------      ------------

                                                                  $  3,028,776      $  8,271,102
                                                                  ============      ============

2.       PLAN DESCRIPTION

         The following description of the Union Planters Corporation 401(k) Retirement Savings Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

         GENERAL

         The Union Planters Corporation Thrift and Savings Plan and the Union Planters Corporation Thrift and Savings Trust were adopted effective January 1, 1982 and restated effective January 1, 1986 to maintain compliance with certain legislative requirements which had been revised. Effective January 1, 1989, the Union Planters Corporation Thrift and Savings Plan was converted into the Union Planters Corporation 401(k) Retirement Savings Plan. In July 1994, the Plan was amended to permit each participant in the Plan to elect among five investment fund options, including shares of Union Planters Corporation Common Stock having a par value of $5.00 per share, commencing December 1, 1994. Before this amendment, the participants were permitted no such investment choices under the Plan. Accordingly, on December 1, 1994, certain investments held by the Plan were transferred at fair value to certain common trust funds managed by Union Planters Bank, National Association, a wholly owned subsidiary of the Corporation, in exchange for equivalent value interests in the common trust funds. In January 2000, the Administrative Committee of the Plan (the "Committee") elected to introduce two discretionary proprietary funds as investment options available to participants. These additional investment options were the Magna Growth and Income Fund and the Magna Intermediate Government Bond Fund. Both funds were established in 1994 and are administered by the Trust Division of Union Planters Bank, National Association. The Plan retained the original five investment options for a total of seven investment options until further resolution by the Committee.

         The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by the Committee composed of certain Corporation affiliated members appointed by the Corporation's Board of Directors (the "Board"). In 1986, the Board appointed Union Planters Bank, National Association, as Trustee of the Plan. The Trustee receives all contributions and pays benefits in accordance with instructions given by the Committee. The Plan sponsor is the Corporation.

         The Plan is available to all employees of the Corporation and its participating subsidiaries who complete one year of service and work 1,000 or more hours per year. Participation may be elected by the employee the first day of any month following the satisfaction of the eligibility requirements.

         CONTRIBUTIONS

         In order to participate, the employee must elect a Member Basic Contribution, which may be 1% to 16% of the employee's gross salary up to $170,000 or Base Pay if Base Pay is greater than $170,000. The maximum contribution allowable by law was $10,500 and $10,000 for the years ended December 31, 2000 and 1999, respectively. The amount is typically increased each year based on the cost of living index. This contribution is made through pretax payroll deductions and is matched by the Corporation up to 6% of compensation based on a percentage determined by the employee's length of service as follows: 50% for employees with up to 10 years of participating service, 75% for employees with 10 to 25 years of participating service and 100% for employees with 25 or more years of participating service. The matching percentage for employees who have participated in the Plan since its inception is determined based on their years of total service rather than their participating service.

         The employee may also elect a rollover contribution, which is not matched by the Corporation. An employee receiving a lump sum distribution from a qualified retirement plan may choose to invest all or part of that distribution in the Plan. Participation in the Member Basic Contribution in prior periods is not required to make a rollover contribution.

         In addition to the normal matching of Member Basic Contributions, the Corporation may elect to contribute an additional discretionary amount to the Plan. No such additional contributions were made during the years ended December 31, 2000 or 1999.

         VESTING

         Plan participants are 100% vested in their contributions, including earnings through the most recent Plan year-end. Earnings become vested interests in the Plan quarterly. Any nonvested earnings accruing during the year in which an employee terminates are forfeited by the employee. Additionally, vesting in Corporation contributions and related earnings commences after five years of participating service with 100% vesting. Total vesting also occurs upon total disability, death, retirement or other events as defined by the Plan.

         As of each Plan year-end, any amounts which have been forfeited during the Plan year are first made available to reinstate previously forfeited balances of former participants. Remaining forfeitures, if any, are allocated at the sole discretion of the Corporation. Upon retirement, total disability or death, participants or their beneficiaries become eligible for distribution within 60 days following the Plan year-end. Upon termination, participants become eligible for distribution within 60 days following the end of the month of such termination.

         PARTICIPANT LOANS

         The Plan Administrator may make loans to Plan participants only for purposes of purchasing a primary residence or for post-secondary education of an immediate family member. In no case may a loan exceed 50% of the vested account balance, nor may any loan exceed $50,000. All loans will bear interest at the Union Planters Bank, National Association consumer prime rate (floating) and must generally be repaid within five years. Repayments are normally made by regular payroll deduction.

         PLAN TERMINATION

         Although it has expressed no intent to do so, the Corporation has the right under the terms of the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA. In such event, Plan participants would become 100% vested in all contributions and earnings.

         OTHER

         All necessary expenses of the Plan may be paid by the Plan; however, the Corporation has customarily paid these expenses and presently intends to continue this practice.

         INVESTMENT OPTIONS

         Upon enrollment in the Plan, a participant may direct employee contributions in any of the following seven investment options:

         Money Market Option - Participant directed funds are invested in money market funds which invest only in U.S. Government securities. Typically, these investments are U.S. Treasury Bills and short-term U.S. Treasury notes maturing in six months or less.

         Fixed Income Option - Participant directed funds are primarily invested in the Employee Benefit Trust's Fixed Income Fund of Union Planters Bank, National Association and the Trust Advisor's Stable Value Plus Fund. These funds invest in a wide range of high-quality, intermediate-term bonds and investment contracts. Issuers include the U.S. Government, U.S. Government agencies and well-known corporations, banks and insurance companies.

         Balanced Option - Participant directed funds are primarily invested in the Employee Benefit Trust's Equity Fund of Union Planters Bank, National Association and the Employee Benefit Trust's Fixed Income Fund of Union Planters Bank, National Association which provide a balanced portfolio of bonds and stocks. This option has a long-term goal of investing 60% in fixed income securities and 40% in equity securities.

         Equity Option - Participant directed funds are invested in the Employee Benefit Trust's Equity Fund of Union Planters Bank, National Association which invests in a broad mix of growth and income-oriented stocks and mutual funds, including securities from international and global markets.

         Common Stock Option - Participant directed funds are invested solely in Union Planters Corporation common stock.

         Growth and Income Option - Participant directed funds are invested in the Magna Growth and Income Fund. The fund's portfolio consists of common stocks, diversified across many different industries. The fund invests in high quality common stocks and securities convertible into common stock across various industries and economic sectors, and seeks to control market risk while providing the opportunity for long-term growth.

         Intermediate Bond Option - Participant directed funds are invested in the Magna Intermediate Bond Fund primarily consisting of U.S. Government securities, including U.S. Government agencies. The balance of this fund is invested in very high-quality corporate bonds.

         If a participant does not make a timely investment election with respect to their entire account balance, their account balance (or undirected portion thereof) will automatically be invested in the Balanced Option.

3.       INVESTMENTS REPRESENTING 5% OR MORE OF NET ASSETS AVAILABLE FOR
         BENEFITS

         The following schedule details investments which represent 5% or more of net assets available for benefits at December 31, 2000:

                                                                           UNITS/
                      NAME OF INVESTMENT                                 PAR VALUE          COST             FAIR VALUE
-----------------------------------------------------------------        ---------      -------------      -------------
COMMON STOCK
  Union Planters Corporation Common Stock .......................        2,372,033      $  57,831,179      $  84,800,198

COMMON TRUST FUNDS
  Employee Benefit Trust's Equity Fund of
    of Union Planters Bank, National Association ................          369,553         47,081,004         72,092,147

  Leader Growth and Income Fund .................................          929,788         24,705,860         26,889,467

  Leader Intermediate Government Bond Fund ......................        2,340,795         26,068,928         29,072,678

SHORT-TERM INVESTMENTS
  Trust Advisors Stable Value Plus Fund .........................          488,677         11,319,252         13,872,404

4.       NET APPRECIATION (DEPRECIATION) IN THE FAIR VALUE OF INVESTMENTS

         The net appreciation (depreciation) in the fair value of investments is summarized as follows:

                                                                       FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                  ------------------------------
                                                                      2000             1999
                                                                  ------------      ------------
Common stock ...............................................      $(10,285,084)     $ (9,166,281)
Common trust funds .........................................       (12,868,861)       26,132,402
                                                                  ------------      ------------

     Net change in unrealized appreciation (depreciation)
        in the fair value of investments ...................      $(23,153,945)     $ 16,966,121
                                                                  ============      ============

5.       ROLLOVERS OF ASSETS

         During the years ended December 31, 2000 and 1999, the Plan received rollovers of account balances from various participants in other retirement and benefit plans totaling $722,740 and $6,861,832, respectively.

6.       RELATED PARTY TRANSACTIONS

         Certain Plan investments are shares of a money market fund managed by Union Planters Bank, National Association, a wholly owned subsidiary of the Corporation, and common trust funds of Union Planters Bank, National Association. Union Planters Bank, National Association, is the Trustee as defined by the Plan; therefore, these transactions are considered party-in-interest transactions. Additionally, the Plan held common stock of the Corporation. As previously noted, all necessary expenses of the Plan have been customarily paid by the Corporation.

7.       INCOME TAX STATUS

         The Plan received a favorable determination letter from the Internal Revenue Service dated August 6, 1999 regarding the amendments to the Plan relative to qualification under Section 401(k) and the Tax Reform Act of 1986.

8.       SUBSEQUENT EVENTS

         PLAN AMENDMENTS

         On December 21, 2000, the Union Planters Corporation Board of Directors adopted a change in vesting percentage for the Union Planters Corporation 401(k) Retirement Savings Plan. Effective January 1, 2001, a participant's vesting percentage shall be zero percent (0%) if he has fewer than three years of service and one hundred percent (100%) if he has three or more years of service. The Board of Directors also adopted a change in the valuation of the plan. Effective January 1, 2001, the plan shall be valued, and earnings and losses shall be allocated to participants' accounts, on a daily basis. The Board approved Universal Pensions, Inc. to perform administrative/record keeping functions related to daily processing.

         The Union Planters Corporation Board of Directors approved four new investment options available for plan participants on January 1, 2001. These new options will replace the Employee Benefit Fixed Income Fund and the Employee Benefit Equity Fund. The new investment options and brief descriptions follow:

         Leader Short-Term Bond Fund Option - The investment objective is to provide a reasonable level of current income consistent with preservation of capital. The fund will invest in investment grade bonds, which are rated at least Baa or BBB. The fund will normally maintain an average portfolio maturity of three or less years. The fund should be considered as a fairly low-risk investment.

         Leader Balanced Fund Option - The investment objective of this fund is to maximize total return through a combination of growth and current income. The fund will invest approximately 50% of assets in common stocks with emphasis on long-term appreciation. The balance of the fund will be invested in high quality U.S. Government and Corporate bonds. This combination of stocks and bonds should be considered as a medium-risk investment.

         Federated International Equity A Fund Option - The objective of this fund is to maximize total return through the investment primarily in stock of companies outside the U.S. Investments are in larger companies located in world's established markets - particularly Europe, Japan and the Pacific Rim. The fund minimizes participation in the less stable emerging markets. Investments in this fund should be considered as high risk.

         MSF Institutional Mid Cap Growth A Fund Option - The objective of this fund is to invest primarily in stock of domestic aggressive small and mid capitalized companies. Investments are diversified across many industries with greatest participation in areas of expected growth such as technology. This fund should be considered a high-risk investment.

                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 2000

                                                                           UNITS/
                      NAME OF INVESTMENT                                 PAR VALUE          COST             FAIR VALUE
-----------------------------------------------------------------        ---------      -------------      -------------
SHORT-TERM INVESTMENTS
   Federated Treasury Obligations Fund ..........................        9,176,960      $   9,176,960      $   9,176,960
   Trust Advisors Stable Value Plus Fund ........................          488,677         11,319,252         13,872,404
                                                                                        -------------      -------------

          Total short-term investments ..........................                          20,496,212         23,049,364
                                                                                        -------------      -------------

GUARANTEED INVESTMENT CONTRACTS
   New York Life Insurance Company ..............................        1,771,362          1,771,362          1,771,362
   John Hancock Life Insurance Company ..........................        2,360,003          2,360,003          2,360,003
   Connecticut General Life Insurance Company ...................        1,553,853          1,553,853          1,553,853
                                                                                        -------------      -------------

          Total guaranteed investment contracts .................                           5,685,218          5,685,218
                                                                                        -------------      -------------

COMMON STOCK
  *Union Planters Corporation Common Stock ......................        2,372,033         57,831,179         84,800,198
    Other .......................................................              250                  2                229
                                                                                        -------------      -------------

          Total common stock ....................................                          57,831,181         84,800,427
                                                                                        -------------      -------------

EQUITY COMMON TRUST FUND
  *Employee Benefit Trust's Equity Fund of
       Union Planters Bank, National Association ................          369,553         47,081,004         72,092,147
  *Leader Growth and Income Fund ................................          929,788         24,705,860         26,889,467
                                                                                        -------------      -------------

          Total equity common trust funds .......................                          71,786,864         98,981,614
                                                                                        -------------      -------------

FIXED INCOME COMMON TRUST FUNDS
  Leader Intermediate Government Bond Fund ......................        2,340,795         26,068,928         29,072,678
                                                                                        -------------      -------------

          Total fixed income common trust funds .................                          26,068,928         29,072,678
                                                                                        -------------      -------------

          Total common trust funds ..............................                          97,855,792        128,054,292
                                                                                        -------------      -------------

NOTES RECEIVABLE FROM PARTICIPANTS
  *Notes receivable from participants, secured by vested
    interests in plan assets, interest at 7.18% to 11%
    (Union Planters Bank, National Association floating
    consumer prime rate) with original maturities of one to
    seven years .................................................              279          1,028,875          1,028,875
                                                                                        -------------      -------------

          Total investments .....................................                       $ 182,897,278      $ 242,618,176
                                                                                        =============      =============

* Represents an investment with a party-in-interest

                   SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE
                          YEAR ENDED DECEMBER 31, 2000

                                                                                           VALUE AT
                                                       SALES             COST OF            DATE OF       GAIN ON
             NAME OF INVESTMENT                     PROCEEDS (2)          ASSETS          TRANSACTION     SALE (2)
---------------------------------------------      -------------      -------------      -------------    --------
*Employee Benefit Equity Fund
     Various purchases ......................                N/A      $  12,904,272      $  12,904,272       N/A

 Federated Short-Term U.S. ..................
     Government Trust Fund #57
        Various purchases ...................                N/A        100,080,363        100,080,363       N/A
         Various sales ......................      $  95,938,495         95,938,495         95,938,495      None

 Dreyfus Government Cash
     Management Fund #567
         Various purchases ..................                N/A         12,636,580         12,636,580       N/A
         Various sales ......................         12,636,580         12,636,580         12,636,580      None

(1) Reportable transactions are individual or groups of similar transactions as defined which exceed 5% of Plan assets as of the beginning of the year.

(2)      There were no expenses incidental to these transactions.

* Represents an investment with a party-in-interest.